EXHIBIT 99

IES Utilities Inc. (Utilities) is a wholly-owned subsidiary of IES Industries Inc. (Industries). Substantially all of the information required for Utilities with respect to Form 10-K Items 11, 12 and 13 is included in Industries' definitive proxy statement prepared for the 1995 annual meeting of shareholders, which was filed with the Commission on March 20, 1995. Attached hereto are the applicable pages from Industries' definitive proxy statement.

            PROPOSAL NUMBER 1--NOMINATION AND ELECTION OF DIRECTORS

  Twelve directors will be elected by the Shareholders at the Annual Meeting to serve until the next annual meeting or until their respective successors have been duly elected and qualified. Eleven of the nominees have previously been elected as directors by the Shareholders. Jack R. Newman was appointed to the Board of Directors on August 2, 1994.

  In the event that any nominee should become unavailable for election, which is not now contemplated, the Board of Directors reserves discretionary authority to designate a substitute nominee. Proxies will be voted for the election of such other nominee or nominees as may be so designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                C.R.S. ANDERSON, 67                                    1978

                Mr. Anderson is the retired Chairman of the Board of IES
                Industries after serving in that position following the merger of IE Industries Inc. and Iowa Southern Inc. Prior to the
                merger, Mr. Anderson was Chairman and President of Iowa
 [PHOTO         Southern Inc., and had served in various positions at Iowa
APPEARS         Southern Utilities Company since 1956. He is a past chairman
  HERE]         of the Missouri Valley Electric Association and the Iowa
                Association of Business and Industry; and a former director of IMG Bond Accumulation Fund, IMG Stock Accumulation Fund,
                Midwest Gas Association and the Iowa Business Development
                Credit Corporation. Mr. Anderson has been a director of IES
                Industries since 1991 and was first elected to the Iowa
                Southern Utilities Company board in 1978. Mr. Anderson serves on the Executive Committee and chairs the Audit Committee.

                J. WAYNE BEVIS, 60                                     1987

                Mr. Bevis is Vice Chairman and Chief Executive Officer of
                Pella Corporation, a window and door manufacturing company in
                Pella, Iowa. He has served in various positions at Pella
 [PHOTO         Corporation since 1973. Mr. Bevis is Chairman of several Pella
APPEARS         Corporation subsidiaries and a member of the Policy Advisory
  HERE]         Board of the Joint Center of Housing Studies of Harvard
                University and the University of Iowa College of Business
                Board of Visitors. He is a member and past chairman of the Iowa Business Council. Mr. Bevis has been a director of IES
                Industries since 1991 and was first elected to the IE
                Industries Inc. board in 1987. Mr. Bevis serves on the Audit
                Committee.

                GEORGE DALY, 54                                        1988

                Dr. Daly is Dean of the Leonard Stern School of Business, New
                York University, New York, New York. Dr. Daly was Dean of the
 [PHOTO         College of Business Administration at the University of Iowa,
APPEARS         Iowa City, Iowa from July 1983 to July 1993. He has published
  HERE]         a variety of academic journals and authored several books. Dr.
                Daly has been active in government policymaking and formerly held posts with federal governmental agencies. He has been a director of the Company since 1991 and was first elected to the IE Industries Inc. board in 1988. Dr. Daly serves on the Compensation Committee.

                BLAKE O. FISHER, JR., 50                               1991

                Mr. Fisher has served as Executive Vice President & Chief
                Financial Officer of the Company since January 1991. He was appointed President, Chief Operating Officer & Chief Financial
                Officer of IES Utilities Inc. in February 1995. Mr. Fisher
 [PHOTO         previously held various management positions at Consumers
APPEARS         Power Company, an electric and gas utility company in Jackson,
  HERE]         Michigan, beginning in 1967, including Vice President of
                Finance and Treasurer. He is a director of McLeod, Inc., a telecommunications company in Cedar Rapids, Iowa and a director of Personal Safety Corporation. Mr. Fisher is also a member of the board of trustees of Coe College, Theatre Cedar
                Rapids and Brucemore, all located in Cedar Rapids, Iowa. He has been a director of the Company since 1991 and was first elected to the IE Industries Inc. board in 1991.

                G. SHARP LANNOM, IV, 56                                1987

                Mr. Lannom is President and Chief Executive Officer of DeLong
                Sportswear, Inc., a sportswear manufacturer in Grinnell, Iowa.
 [PHOTO         Mr. Lannom has served as Chief Executive Officer of DeLong
APPEARS         since 1961. He is chairman of the Ahrens Family Center in
  HERE]         Grinnell, Iowa. Mr. Lannom has been a director of the Company since 1991 and was first elected to the board of Iowa Southern
                Inc. in 1987. Mr. Lannom serves on the Compensation Committee.

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                LEE LIU, 61                                            1981

                Mr. Liu is Chairman of the Board, President & Chief Executive
                Officer of the Company and is Chairman of the Board & Chief
                Executive Officer of IES Utilities Inc. Mr. Liu has held a number of professional, management and executive positions since joining Iowa Electric Light and Power Company in 1957.
 [PHOTO         He is a director of: HON Industries Inc., an office equipment
APPEARS         manufacturer in Muscatine, Iowa; Principal Financial Group, an
  HERE]         insurance company in Des Moines, Iowa; and Eastman Chemical
                Company, a diversified chemical company in Kingsport, Tennessee. Mr. Liu is also a director of the Edison Electric
                Institute, an electric industry interest group in Washington, D.C. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the Iowa
                Business Council, the Iowa Utility Association and the
                University of Iowa College of Business Board of Visitors. Mr.
                Liu has been a director of the Company since 1991 and was first elected to the board of Iowa Electric Light and Power
                Company in 1981. Mr. Liu chairs the Executive Committee and serves on the Nominating Committee.

                JACK R. NEWMAN, 61                                     1994

                Mr. Newman has been a Partner of Morgan, Lewis & Bockius, an international law firm based in Washington, D.C., specializing in energy matters since December 1, 1994. Mr. Newman has been engaged in private practice since 1967 and was previously a
 [PHOTO         partner in the law firms Newman & Holtzinger and Newman,
APPEARS         Bouknight & Edgar. He has served as nuclear legal counsel to
  HERE]         the Company since 1968. Prior to 1967, Mr. Newman served as
                Secretary and General Counsel of the Nuclear Materials and
                Equipment Corporation and as Staff Counsel to the Joint
                Congressional Committee on Atomic Energy. He advises a number of utility companies on nuclear power matters, including many
                European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers
                Committee of the Edison Electric Institute. He was first appointed to the board of the Company in August 1994. Mr.
                Newman serves on the Compensation Committee.

                ROBERT D. RAY, 66                                      1987

                Mr. Ray is President and Chief Executive Officer of IASD
                Health Services Inc. (formerly Blue Cross and Blue Shield of
                Iowa, Western Iowa and South Dakota), an insurance firm in Des
                Moines, Iowa. From 1983 until 1989 he was President and Chief
 [PHOTO         Executive Officer of Life Investors, Inc., an insurance firm
APPEARS         in Cedar Rapids, Iowa. Mr. Ray served as Governor of the State
  HERE]         of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag
                Company, an appliance manufacturer in Newton, Iowa and a director of Norwest Bank of Iowa in Des Moines, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on
                Rural Health Care. Mr. Ray is a member of the Board of Governors of Drake University, Des Moines, Iowa, and the Iowa
                Business Council. He has been a director of the Company since
                1991 and was first elected to the IE Industries Inc. board in 1987. Mr. Ray serves on the Audit and Nominating Committees.

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                DAVID Q. REED, 63                                      1967

                Mr. Reed is a sole practitioner of law in Kansas City,
                Missouri. Mr. Reed has been engaged in the private practice of law since 1960. From 1972 until 1988, he was a senior member
 [PHOTO         of the firm of Kodas, Reed & McFadden, P.C. in Kansas City,
APPEARS         Missouri. Mr. Reed is a member of the American Bar
  HERE]         Association, the Association of Trial Lawyers of America, the
                Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. He served in the
                Missouri General Assembly from 1972 until 1974. Mr. Reed has been a director of the Company since 1991 and was first elected to the Iowa Electric Light and Power Company board in 1967. Mr. Reed serves on the Executive Committee and chairs the Nominating Committee.

                HENRY ROYER, 63                                        1984

                Mr. Royer has been President and Chief Executive Officer of
                River City Bank in Sacramento, California since August 1994.
 [PHOTO         He served as Chairman of the Board and President of Firstar
APPEARS         Bank of Cedar Rapids, N.A. from 1983 until 1994. Mr. Royer is
  HERE]         a director of CRST, Inc., a trucking company in Cedar Rapids,
                Iowa and has served on numerous Cedar Rapids community organization boards. He has been a director of the Company since 1991 and was first elected to the board of Iowa Electric
                Light and Power Company in 1984. Mr. Royer serves on the
                Executive Committee and chairs the Compensation Committee.

                ROBERT W. SCHLUTZ, 59                                  1989

                Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. He is a director of PM Agri-Nutritional Group Inc., an animal
 [PHOTO         health business, in St. Louis, Missouri and the Iowa
APPEARS         Foundation for Agricultural Advancement. Mr. Schlutz is a Vice
  HERE]         President of the Iowa State Fair Board and a member of various community organizations. He also served on the National
                Advisory Council for the Kentucky Fried Chicken Corporation.
                He is a past chairman of the Environmental Protection
                Commission for the State of Iowa. Mr. Schlutz has been a director of the Company since 1991 and was first elected to the Iowa Southern Inc. board in 1989. Mr. Schlutz serves on the Audit Committee.

                ANTHONY R. WEILER, 58                                  1979

                Mr. Weiler is Senior Vice President, Merchandising, for
                Heilig-Meyers Company, a 650 store furniture retailer
                headquartered in Richmond, Virginia. Mr. Weiler was previously
                Chairman and Chief Executive Officer of Chittenden & Eastman
 [PHOTO         Company, a national manufacturer of mattresses in Burlington,
APPEARS         Iowa. He was with Chittenden & Eastman from 1960 until 1995,
  HERE]         and held various management positions. Mr. Weiler is President of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area
                Development Corporation, the Burlington Area Chamber of
                Commerce and various community organizations. Mr. Weiler has been a director of the Company since 1991 and was first elected to the Iowa Southern Utilities Company board in 1979.
                Mr. Weiler serves on the Nominating Committee.

Except as otherwise noted, all nominees have served in their current positions for five years or more as of the date of this proxy. All other information is as of January 1, 1995. All nominees are also the current directors of IES Utilities Inc. ("IES Utilities"), the principal subsidiary of IES Industries.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

  The IES Industries Board does not know of any person who beneficially owns 5% or more of the outstanding Common Stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is certain information with respect to beneficial ownership of the Common Stock of the Company as of February 10, 1995 by each current director and nominee for director, certain Executive Officers and by all directors and listed Executive Officers of the Company as a group:

                                              AMOUNT AND NATURE OF   PERCENT OF
      NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)   CLASS
      ------------------------              ------------------------ ----------
      C.R.S. Anderson......................          19,000             .07%
      J. Wayne Bevis.......................             500              (2)
      Dr. George Daly......................           2,000              (2)
      Blake O. Fisher, Jr..................          11,361             .04%
      Dr. Robert J. Latham.................          13,024             .05%
      G. Sharp Lannom, IV..................             800              (2)
      Lee Liu..............................          25,620             .09%
      Rene H. Males........................           7,855             .03%
      Jack R. Newman.......................               0              (2)
      Robert D. Ray........................           1,500              (2)
      David Q. Reed........................           4,002             .01%
      Larry D. Root........................          13,295             .05%
      Henry Royer..........................           1,657              (2)
      Robert W. Schlutz....................           1,331              (2)
      Anthony R. Weiler....................           2,496              (2)
      All listed Executive Officers and
       directors of the Company as a group
       (15 persons)........................         104,441             .36%

--------
(1) Includes ownership of shares by family members even though beneficial ownership of such shares may be disclaimed.

(2) Less than .01% of the Class (Common Stock).

OTHER TRANSACTIONS

  The Company has a contract with Blue Cross and Blue Shield of Iowa, now known as IASD Health Services Inc., for administration of its employee health insurance plan, as it has for many prior years. In 1994, the Company paid $294,660 to Blue Cross and Blue Shield of Iowa. As previously stated, Mr. Ray is President and Chief Executive Officer of the insurance company.

FUNCTIONING OF THE BOARD OF DIRECTORS AND COMMITTEES

  IES Industries' Board has an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee.

  Current members of the Executive Committee are Lee Liu, Chairman; C.R.S. Anderson; David Q. Reed and Henry Royer. The current members served on this Committee during 1994. The Committee met twice during 1994. It is empowered with all of the authority vested in the IES Industries Board, subject to certain limitations, and may act when the IES Industries Board is not in session.

  Current members of the Audit Committee are C.R.S. Anderson, Chairman; J. Wayne Bevis; Robert D. Ray and Robert W. Schlutz. The current members served on this Committee during 1994. The Committee met twice during 1994. The principal functions of the Committee are to review IES Industries' internal audit activities, including reviews of the internal control procedures; to oversee the compliance process; to recommend to the IES Industries Board an independent public accounting firm to be IES Industries' auditors; and to approve the audit arrangements and audit results. Both the internal and independent auditors have direct and independent access to the Audit Committee.

  Current members of the Nominating Committee are David Q. Reed, Chairman; Lee Liu; Robert D. Ray and Anthony R. Weiler. The current members served on this Committee during 1994. The Committee met twice during 1994. Its principal function is to review and recommend to the IES Industries Board nominees to serve on the Board and its committees. While there are no formal procedures, the Committee considers nominees brought to its attention by other members of the IES Industries Board, members of management and Shareholders.

  Current members of the Compensation Committee are Henry Royer, Chairman; Dr. George Daly; G. Sharp Lannom, IV and Jack R. Newman. Dr. Salomon Levy was a member of the Committee until May 17, 1994. Mr. Newman was appointed to the Committee on August 2, 1994. The other current members served on this Committee during 1994. The Committee met three times during 1994. The principal functions of the committee are to review and make recommendations to the IES Industries Board on the salaries and other compensation and benefits of the elected officers of IES Industries and its subsidiaries, and to review and administer incentive compensation or similar plans for officers and other key employees of IES Industries and its subsidiaries. The report of the Compensation Committee is included later in this Proxy Statement.

  IES Industries Board met six times in 1994. The various committees of the Board met an aggregate of nine times. All of the directors, except G. Sharp Lannom, IV, attended 75% or more of these meetings. Mr. Lannom attended 83% of the Board meetings and 33% of the Compensation Committee meetings.

COMPENSATION OF DIRECTORS

  Non-employee directors of IES Industries receive fees of $12,000 per year plus $700 per meeting attended. Non-employee directors also receive $700 per committee meeting attended. If a Committee meeting is the same day as a meeting of the Board of Directors or if a Committee meeting is by telephone conference, each participating non-employee director receives $350, one-half the regular Committee meeting fee. In addition, non-employee directors serving as chairman of a committee receive an annual fee of $1,500 for serving in such capacity. Directors who are officers do not receive any fees for attendance at Board meetings or meetings of committees of which they are members. Robert F. Brewer and Dr. Salomon Levy, who served as directors until May 17, 1994, will serve as emeritus directors of the Company until May 16, 1995. As emeritus directors, Mr. Brewer received meeting fee payments of $2,800 and Dr. Levy received meeting fee payments of $700 in 1994.

  Under the Director Retirement Plan, the Company provides a retirement or death benefit to directors, including directors who are employees of the Company, in an amount equal to 80% of the annual directors fee. Such amount is payable annually, based upon length of service, to directors who have served at least four years, with a maximum payment period of eight years. Mr. Brewer and Dr. Levy each received payments of $8,000 under the Director Retirement Plan in 1994.

  S. Levy, Incorporated, an engineering and management consulting firm of which Dr. Salomon Levy, a director until May 17, 1994, is Chairman, performed consulting services for IES Utilities in 1994 for which it was paid $205,398. Dr. Levy has retired as Chief Executive Officer of S. Levy, Incorporated and does not participate in the day to day management of the company. IES Utilities has a service contract with S. Levy, Incorporated pursuant to which it supplied these services and under which it will provide services in 1995. Dr. Salomon Levy was appointed as the Nuclear Advisor to the Board of Directors on May 17, 1994 and was paid $2,824 in 1994 for his services as Nuclear Advisor. Dr. Levy also serves on the IES Utilities Nuclear Safety Committee.

  Director Jack R. Newman has served as nuclear legal counsel to the Company since 1968. The law firm of which Mr. Newman is a Partner went through two reorganizations in 1994. The law firm Newman & Holtzinger was paid $79,825; the law firm Newman, Bouknight & Edgar was paid $326,250 for a total payment to Mr. Newman's law firms for legal services in 1994 of $406,075. Mr. Newman's current firm, Morgan, Lewis & Bockius, did not perform any legal services for the Company in 1994, but is expected to provide legal services to the Company in 1995.

  The Company makes available to members of the Board of Directors a business travel accident insurance policy at an annual cost to the Company of $13 per director. No director received any payments under such policy in 1994.

  The following table shows, for the fiscal years ending December 31, 1992-1994, the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and to each of the four most highly compensated Executive Officers of the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                  ANNUAL COMPENSATION          COMPENSATION
                               ----------------------------- ----------------
   NAME AND PRINCIPAL                                        RESTRICTED STOCK    ALL OTHER
      POSITION(1)         YEAR  SALARY     BONUS(3) OTHER(4)    AWARDS(5)     COMPENSATION(6)
   ------------------     ---- --------    -------- -------- ---------------- ---------------
Lee Liu--Chairman of the
 Board,                   1994 $324,375    $161,798  $1,114         *             $13,604
 President & Chief        1993  307,450(2)  157,500   1,625      $237,341          10,571
 Executive Officer        1992  298,600(2)   71,250     798       186,750           9,518
---------------------------------------------------------------------------------------------
Blake O. Fisher, Jr.--    1994  210,060      88,800     160         *               7,138
 Executive Vice
  President &             1993  212,475(2)   81,974     720        74,049           4,392
 Chief Financial Officer  1992  204,959(2)   50,000     386        32,868           3,070
---------------------------------------------------------------------------------------------
Larry D. Root--           1994  197,765      70,935     483         *               7,820
 Executive Vice
  President               1993  200,694(2)   77,176   2,168        69,724           5,948
                          1992  194,069(2)   37,724   1,051        28,355           6,748
---------------------------------------------------------------------------------------------
Rene H. Males--           1994  162,750      57,534   1,761            --           4,910
 Executive Vice
  President               1993  179,024(2)   65,100     404            --          25,817
                          1992  179,218(2)   22,800      94            --             901
---------------------------------------------------------------------------------------------
Robert J. Latham--        1994  133,269      31,204     561         *               4,202
 Senior Vice President,   1993  112,582      31,984   1,864        19,518           2,789
 Finance                  1992  108,251      21,746     930         8,746           3,368

--------
  * The grants of restricted stock pursuant to the long-term incentive plan for the 1994 plan year have not been determined as of the date of this Proxy Statement. See footnote (5) below for a discussion of restricted stock awards.
(1) Mr. Males is not an officer of the registrant, but is an officer of IES Utilities Inc., a wholly-owned subsidiary of the registrant.
(2) The amounts reported as salary include director's fees and payments in lieu of director's fees for each of Messrs. Liu, Fisher, Root and Males, of $11,200 in 1993, and $13,600 in 1992.
(3) The Company does not pay bonuses. The amounts listed represent plan year awards pursuant to the Management Incentive Compensation Plan, the Company's annual incentive plan, with cash payment made in the subsequent calendar year.
(4) The 1994 amounts shown as Other Annual compensation represent the earnings for the Key Employee Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code.
(5) The awards of restricted stock have been made on the first day of June since 1988, with one-third of the award being restricted for one year, one-third being restricted for two years and one-third being restricted for three years. In addition, in December 1992 and June 1993, Mr. Liu received grants of 4,000 shares, and in June 1994, Mr. Liu received a grant of 3,000 shares, all of which will vest at retirement. Restricted stock is considered outstanding upon award date and dividends are paid to the eligible officers on these shares while restricted. The amounts shown in the table above represent the value of the awards based upon closing price of IES Industries Common Stock on the award date. The award date is in the calendar year following the plan year. At December 31, 1994, the listed officers had restricted stock for which restrictions had not lapsed (based upon the December 30, 1994 closing price of IES Industries Common Stock) as follows:

                                                                 SHARES  VALUE
                                                                 ------ --------
      Lee Liu................................................... 19,669 $496,642
      Blake O. Fisher, Jr.......................................  3,709   93,652
      Larry D. Root.............................................  3,654   92,264
      Rene H. Males.............................................    --       --
      Robert J. Latham..........................................  1,080   27,270

  No stock options nor stock appreciation rights have been awarded to the Executive Officers listed above.
(6) Amounts shown for 1994 represent: (a) contributions by the Company to the applicable employee savings plan in the following amounts: Mr. Liu--$5,510, Mr. Fisher--$4,999, Mr. Root--$4,700, Mr. Males--$3,323 and Dr. Latham-- $2,954; and (b) amounts included in W-2 earnings for life insurance coverage in excess of $50,000 in the following amounts: Mr. Liu--$8,094, Mr. Fisher--$2,139, Mr. Root--$3,120, Mr. Males--$1,587, and Dr. Latham--
    $1,248.

IES INDUSTRIES PLANS

  IES Industries Pension Plans: IES Industries, IES Utilities and the Cedar Rapids and Iowa City Railway Company have non-contributory retirement plans covering employees who have at least one year of accredited service. Directors who are not officers do not participate in the plans. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                               PENSION PLAN TABLE

AVERAGE OF HIGHEST ANNUAL        ESTIMATED MAXIMUM ANNUAL RETIREMENT
  SALARY (RENUMERATION)            BENEFITS BASED ON SERVICE YEARS
    FOR 3 CONSECUTIVE        -----------------------------------------------------
  YEARS OF THE LAST 10         15         20         25         30         35
-------------------------    ------     ------     ------     ------     -------
         125,000             26,307     35,076     43,846     52,615      61,384
         150,000             31,932     42,576     53,221     63,865      74,509
         175,000             37,182     49,701     62,221     74,740      87,259
         200,000             42,432     56,826     71,221     85,615     100,009
         225,000             47,682     63,951     80,221     96,490     112,759
         250,000             48,516     65,084     81,651     98,218     114,785
         300,000             48,516     65,084     81,651     98,218     114,785
         400,000             48,516     65,084     81,651     98,218     114,785
         450,000             48,516     65,084     81,651     98,218     114,785
         500,000             48,516     65,084     81,651     98,218     114,785

  For 1994, $118,800 is the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Internal Revenue Code. The 1995 maximum is $120,000.

  With respect to the officers named in the Summary Compensation Table, the renumeration for retirement plan purposes would be substantially the same as that shown as "Salary". As of December 31, 1994, the officers had accredited years of service for the retirement plan as follows: Lee Liu, 37 years; Blake
O. Fisher, Jr., 4 years; Larry D. Root, 24 years; and Robert J. Latham, 11 years.

  Supplemental Retirement Plans: IES Industries has a non-qualified Supplemental Retirement Plan ("SRP") for eligible officers of IES Industries and IES Utilities which includes Messrs. Fisher & Latham. The plan provides for payment of supplemental retirement benefits equal to 69% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 18 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 12 years from the date of the officer's retirement. Thus, if an officer died 12 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 12 years from the date of death should the officer die prior to retirement. The Supplemental Retirement Plan further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the Supplemental Retirement Plan. The Supplemental Retirement Plan also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. IES Industries has purchased life insurance on the participants sufficient in amount to finance actuarially all of its future liabilities under the Supplemental Retirement Plan and IES Industries is the owner and beneficiary of all such life insurance. The Supplemental Retirement Plan has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, IES Industries will fully recover all of its premium payments over the life of the Supplemental Retirement Plan.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 69% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                69% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
------------      -------         -------         -------         -------         -------
  125,000          59,943          51,174          42,404          33,635          24,866
  150,000          71,568          60,924          50,279          39,635          28,991
  175,000          83,568          71,049          58,529          46,010          33,491
  200,000          95,568          81,174          66,779          52,385          37,991
  225,000         107,568          91,299          75,029          58,760          42,491
  250,000         123,984         107,416          90,849          74,282          57,715
  300,000         158,484         141,916         125,349         108,782          92,215
  400,000         227,484         210,916         194,349         177,782         161,215
  450,000         261,984         245,416         228,849         212,282         195,715
  500,000         296,484         279,916         263,349         246,782         230,215

  Messrs. Liu and Root have elected to continue under supplemental retirement agreements previously provided to them by the Company with provisions for payment of benefits equal to 75% of the officer's base salary, for a period not to exceed 15 years following the date of retirement, and payment to the surviving spouse or dependent children for a period not to exceed 10 years following the date of retirement. The remaining provisions of these agreements are identical to the Supplemental Retirement Plan discussed above.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                75% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
------------      -------         -------         -------         -------         -------
  125,000          67,443          58,674          49,904          41,135          32,366
  150,000          80,568          69,924          59,279          48,635          37,991
  175,000          94,068          81,549          69,029          56,510          43,991
  200,000         107,568          93,174          78,779          64,385          49,991
  225,000         121,068         104,799          88,529          72,260          55,991
  250,000         138,984         122,416         105,849          89,282          72,715
  300,000         176,484         159,916         143,349         126,782         110,215
  400,000         251,484         234,916         218,349         201,782         185,215
  450,000         288,984         272,416         255,849         239,282         222,715
  500,000         326,484         309,916         293,349         276,782         260,215

  Mr. Males has elected to continue under a supplemental retirement agreement previously provided to him by IS Utilities with provisions for payment of benefits equal to 65% of base salary for life, subject to consumer price index adjustment, and payments to survivors after death of the officer for a period not to exceed 15 years following the date of retirement.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 65% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                65% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
------------      -------         -------         -------         -------         -------
  125,000          54,943          46,174          37,404          28,635          19,866
  150,000          65,568          54,924          44,279          33,635          22,991
  175,000          76,568          64,049          51,529          39,010          26,491
  200,000          87,568          73,174          58,779          44,385          29,991
  225,000          98,568          82,299          66,029          49,760          33,491
  250,000         113,984          97,416          80,849          64,282          47,715
  300,000         146,484         129,916         113,349          96,782          80,215
  400,000         211,484         194,916         178,349         161,782         145,215
  450,000         243,984         227,416         210,849         194,282         177,715
  500,000         276,484         259,916         243,349         226,782         210,215

  Executive Guaranty Plan: IES Industries Board has approved an Executive Guaranty Plan (the "Guaranty Plan") for officers of IES Industries and its principal subsidiary, IES Utilities. The purpose of the Guaranty Plan is to promote flexibility in financial planning of participating officers and to provide an inducement to new officers in order to retain and attract the best possible executive management team. Under the Guaranty Plan, IES Industries guarantees loans within defined limits, based on salary level and years of service made to participating officers for various specified purposes, including real estate acquisitions and purchases of IES Industries Common Stock. As of December 31, 1994, guarantees of $82,891, $53,060 and $50,000, were outstanding for Messrs. Liu, Root and Fisher, respectively.

  Executive Change of Control Agreements: In 1991, IE Industries entered into certain agreements with eleven of its Executive Officers, including Messrs. Liu, Root, Fisher and Latham. IE Industries' merger with Iowa Southern constituted a change of control of IE Industries for purposes of these agreements. Accordingly, if an Executive Officer was terminated within a three-year period following the consummation of the merger, July 1, 1991, the surviving corporation (IES Industries) would have been required to continue the Executive Officer's salary and provide certain other benefits as described below. No Executive Officer was terminated during this three year period. These agreements were updated in 1994 for Messrs. Root, Fisher and Latham and the other executive officers to coordinate these agreements with the Supplemental Retirement Plan. In addition, the Company entered into agreements with three additional executive officers. The 1991 agreement for Mr. Liu is still in effect. These agreements provide for salary continuation and certain other benefits in the event the executive is terminated within a three-year period following a "change of control" of IES Industries. Change of Control for these agreements is as described in IES Industries Restated Articles of Incorporation and, in addition, will be deemed to have occurred, if following a merger, consolidation or reorganization, the owners of the capital stock entitled to vote in the election of directors of IES Industries prior to the transactions own less than 75% of the resulting entity's voting stock or during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board of Directors of the parent company, cease for any reason to constitute at least a majority of the Board of Directors of any successor organization. IES Industries, following termination of any officer except for just cause, death, retirement, disability or voluntary resignation (other than resignation under certain circumstances), agrees to continue the executive's salary at a level equal to his salary just prior to termination for a period up to but not to exceed thirty-six months. Additionally, certain benefits, including life insurance and health and medical insurance, as well as incentive awards, equal to that awarded executives of the same or comparable designation will be payable for a like period. In the event the executive dies during the period of these payments, salary and benefits as described above shall be payable during the remainder of the term to the executive's surviving spouse or his estate. The executive will also become immediately vested and entitled to receive awards of Restricted Stock or other rights granted to the executive under the IES Industries Long-Term Incentive Plan. With respect to those executives who were 56 or older at the time of the change of control, the Supplemental Retirement Plan of IES Industries is specifically amended to provide that the executive is immediately vested and entitled to receive, at normal retirement age, benefits provided under the Supplemental Retirement Plan, including benefits payable to the spouse or dependent child in the event of his death during the period to which he was otherwise entitled to such benefits.

  IES Industries believes that these agreements enable IES Industries to employ key executives who can approach major business decisions objectively and without concern for their personal situations. Each agreement signed in 1991 was effective for three years following execution and is deemed thereafter to be extended automatically for one-year periods unless the IES Industries Board terminates such agreement. The 1994 agreements are effective for one year following execution and are deemed thereafter to be extended automatically for one-year periods unless the IES Industries Board terminates such agreements.

IS UTILITIES PLANS

  IS Utilities Pension Plan: IS Utilities provided a contributory pension plan which covered substantially all non-collective bargaining employees who have completed the minimum eligibility requirements of 1,000 hours in a year. The plan was amended effective January 1, 1991 to be non-contributory. As of December 31, 1994, Mr. Males has four years of accredited service under the Pension Plan. Participants contributed one percent of annual compensation to the Pension Plan through 1990.

  The following table shows the estimated aggregate annual benefits payable under the IS Utilities Pension Plan. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                               PENSION PLAN TABLE

AVERAGE OF HIGHEST ANNUAL        ESTIMATED MAXIMUM ANNUAL RETIREMENT
  SALARY (REMUNERATION)            BENEFITS BASED ON SERVICE YEARS
    FOR 3 CONSECUTIVE        -----------------------------------------------------
  YEARS OF THE LAST 10         15         20         25         30         35
-------------------------    ------     ------     ------     ------     -------
         125,000             26,307     35,076     43,846     52,615      61,384
         150,000             31,932     42,576     53,221     63,865      74,509
         175,000             37,182     49,701     62,221     74,740      87,259
         200,000             42,432     56,826     71,221     85,615     100,009
         225,000             47,682     63,951     80,221     96,490     112,759
         250,000             48,516     65,084     81,651     98,218     114,785
         300,000             48,516     65,084     81,651     98,218     114,785
         400,000             48,516     65,084     81,651     98,218     114,785
         450,000             48,516     65,084     81,651     98,218     114,785
         500,000             48,516     65,084     81,651     98,218     114,785

  For 1994, $118,800 is the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Internal Revenue Code. The 1995 maximum is $120,000.

  IS Utilities Senior Executive Severance Agreements: Individual agreements providing for severance pay were entered into by IS Utilities and four senior executives, including Mr. Males. The benefits to be provided were generally as follows: a lump sum payment equal to the executives' salary for a payment period equal to the greater of 24 months, or one month multiplied by years of service with a limit of 30 months. Mr. Males's agreement provides for the greater of 24 months or the period between the date his employment terminates and January 28, 1996. In addition, each covered senior executive was entitled to continuation of life and health insurance coverage during the payment period and reimbursement of certain other expenses. No senior executive was terminated under these agreements. The only agreement still in effect is with Mr. Males.

  An individual will be deemed to be involuntarily terminated for reasons other than cause if he resigns after (A) a significant change in the nature or scope of the individual's authorities or duties from those commensurate with his position and authority immediately prior to the change in control; (B) a material adverse change in the individual's compensation or any of his benefits, in the aggregate, compared to his compensation and benefits, in the aggregate, immediately prior to the change in control; (C) the relocation of his office to a location more than 50 miles from the location of his office immediately prior to the change in control; or (D) the failure by IS Utilities to obtain a satisfactory agreement from any successor to assume and agree to perform the severance benefit agreement. In addition, an individual will be deemed to be involuntarily terminated for reasons other than cause if he resigns after a reasonable determination by him that, as a result of a change in control and in circumstances thereafter, he is unable to exercise the authorities, powers, functions or duties associated with his position and contemplated by the agreement.

EMPLOYMENT AGREEMENTS

  IE Industries Inc. and Iowa Electric Light and Power Company, the predecessor companies of IES Industries and IES Utilities Inc., entered into an employment agreement (the "Liu Agreement") with Lee Liu, which became effective July 1, 1991. The Liu Agreement provides that Mr. Liu shall be employed as President, Chief Executive Officer and Chairman of the Executive Committee of IES Industries and as Chief Executive Officer and Chairman of IES Utilities from July 1, 1991 until April 1995, which period shall be automatically extended unless at least six months prior to any expiration thereof either IES Industries or IES Utilities or Mr. Liu shall give notice that they do not wish to extend such time (the "Period of Employment"). To date, neither party has given such notice. The Liu Agreement also provides that he shall become Chairman of the Board at such time as C.R.S. Anderson ceases to serve in such position. This occurred on July 1, 1993. The Liu Agreement provides that Mr. Liu shall provide consulting services to the Company for three years (the "Period of Consulting") after the conclusion of the Period of Employment.

  During the Period of Employment, Mr. Liu will be paid a base annual salary of at least $275,000, and will be entitled to participate in all incentive compensation plans applicable to the positions he holds and all retirement and employee welfare benefit plans. During the Period of Employment, Mr. Liu's incentive compensation shall be at least equal to that paid to the Chairman of the Board of IES Industries.

  If Mr. Liu's employment is terminated without his consent by IES Industries or IES Utilities during the Period of Employment for other than an unremedied material breach or just cause or by his resignation if such resignation occurs after IES Industries fails to cause him to be employed in or elected to the positions specified in the Liu Agreement or after a material diminution in his duties, responsibilities or status, then Mr. Liu shall be entitled to an amount equal to the sum of his base annual salary as of the date of termination plus his average incentive compensation during the three years immediately preceding the date of termination multiplied by the number of years (and fractions thereof) then remaining in the Period of Employment. Mr. Liu also would be entitled to continued insurance coverages and an amount equal to the then present value of the actuarially determined difference between the aggregate retirement benefits actually to be received by him as of the date of termination and those that would have been received by him had he continued to be employed at the base salary in effect at termination through the expiration of the Period of Employment. All his shares of IES Restricted Stock would also vest at that time.

  During the Period of Consulting, Mr. Liu will make himself available for up to 30 days per year, report to the Chief Executive Officer of IES Industries and will earn an annual consulting fee equal to 13.33% of his highest annual base salary during his Period of Employment. If Mr. Liu's consulting services are terminated for reasons other than material breach or just cause, he will be entitled to a lump sum payment equal to the amount of the consulting fee he would otherwise have earned during the Period of Consulting.

CERTAIN SEC FILINGS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and Shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

  Based solely on a review of copies of reports filed with the SEC with respect to 1994 transactions and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.